Exhibit 6.1(b)

PROMETHEUM, INC.

2019 TOKEN OPTION PLAN

August 27, 2019

i

ii

PROMETHEUM, INC.

2019 TOKEN OPTION PLAN

ARTICLE 1
GENERAL

                1.1.          Purpose of Plan. Prometheum, Inc. (“Prometheum”) 2019 Token Option Plan (Incentive and Non-Incentive) is intended to encourage ownership of Tokens of Prometheum by certain employees of the Company, to provide additional incentive for such employees to remain in the employ of the Company, and to promote the growth and success of the Company.  It is intended that the Options issued pursuant to the Plan shall constitute either “incentive stock options” or “incentive options” within the meaning of Section 422 of the Code and the regulations thereunder or non-incentive token options.

                1.2.          Definitions.  Whenever used herein, the following terms shall have the following meanings unless the context clearly indicates another meaning:

                                (a)               “Board” the Board of Directors of the Company.

                                (b)               “Business Day” any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to remain closed.

                                (c)               “Code” the Internal Revenue Code of 1986, as amended.

                                (d)               “Committee” the Board or, at the option of the Board, a committee designated by the Board, which committee shall consist of not less than one member of the Board who shall be appointed by and serve at the pleasure of the Board.  Members of the Committee who are Eligible Individuals shall be eligible for grants of Options; provided that any such grant is approved by a majority of the other members of the Committee or Board.  During any period of time in which the Company is subject to the reporting requirements of the Exchange Act, the Committee shall be comprised solely of not less than two members, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, as amended, and (ii) unless otherwise determined by the Board, an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and Section 162(m) of the Code.

                                (e)               “Company” Prometheum, Inc., a Delaware corporation.

                                (f)               “Date of Grant” with respect to any Option, the date on which such Option is deemed granted pursuant to Section 5.2.

                                (g)               “Disability” permanent and total disability.

                                (h)               “Eligible Individual” (i) a Key Employee or (ii) any other Person that the Committee designates as eligible to receive a Non-incentive Token Option (or, to the extent Incentive Token Options may be granted to such Persons, an Incentive Token Option) because such other Person performs services for the Company (such as a contractor, but other than a Person that provides services in connection with the offer or sale of securities in a capital-raising transaction capacity ) and the Committee determines that the Person has a direct and significant effect on the financial development of the Company, but excluding, under (i) and/or (ii), any Person that the Board may from time to time specify as ineligible.

1

                                (i)               “Employee-Participant” a Participant who is, at the Date of Grant of the relevant Option, an employee of the Company.

                                (j)               “Exchange Act” the Securities Exchange Act of 1934, as amended.

                                (k)               “Fair Market Value” (a) if the Tokens are listed on a national securities exchange or otherwise, either the last reported sales price reflected on the composite tape of such exchange on which the Tokens are so listed on the most recent Business Day or, if applicable, the average of the bid and ask prices reflected on such exchange on such Business Day and, (b) if clause (a) does not apply, the fair market value of the Tokens as determined by the Committee from time to time.

                                (l)               “Incentive Token Option” an option to purchase Tokens granted pursuant to the Plan that could be construed as an “incentive stock option” or “incentive option” within the meaning of Section 422 of the Code.

                                (m)              “Issuable Number” at any time, the Maximum Number less the number of Tokens theretofore issued or delivered under the Plan.

                                (n)               “Key Employee” any employee of the Company who the Committee determines is key to the operations of the Company.

                                (o)               “Maximum Number” the maximum number of Tokens that may be issued or delivered under the Plan, which is 5,000,000 (subject to adjustment as set forth in Section 9.7 hereof).

                                (p)               “Non-Incentive Token Option” an option to purchase Tokens granted pursuant to the Plan that is not an Incentive Token Option.

                                (q)               “Option” an option to purchase Tokens granted pursuant to the Plan that is an Incentive Token Option or a Non-Incentive Token Option.

                                (r)               “Option Agreement” the agreement, substantially in the form attached hereto as Exhibit A (or such other form as may be revised and then approved by the Committee, from time to time, for use under the Plan pursuant to Section 2.1 hereof), between the Company and an individual Participant, evidencing the grant of an Option under the Plan and containing the terms and conditions, not inconsistent with the Plan, that are applicable to such Option. In the event that the form of Option Agreement is modified by the Committee, the form as revised shall be inserted as Exhibit A in substitution of the current form.

                                (s)               “Participant” an Eligible Individual to whom an Option is granted under the Plan.

2

                                (t)               “Person” any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, or other entity.

                                (u)               “Plan” the PROMETHEUM 2019 Token Option Plan (Incentive and Non-Incentive), as set forth herein, as created hereby, and as it may be amended from time to time in accordance with Section 9.9.

                                (v)               “Securities Act” the Securities Act of 1933, as amended.

                                (w)               “Token” a unit or units of the Company’s Ember token or Ember token warrants.

                                (x)               “Treasury Regulations” the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed, temporary, or final Treasury Regulations.

                                (y)               “Vesting Schedule” a schedule on which an Option becomes exercisable as to a specific number of Tokens subject to such Option.

ARTICLE 2
ADMINISTRATION OF THE PLAN

                2.1.          Administration. The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee is authorized to take the following actions, in its sole and absolute discretion, in addition to each other action that the Committee is expressly authorized to take pursuant to the Plan:

                                (a)               determine who is an Eligible Individual and determine the Eligible Individuals to whom Options are to be granted;

                                (b)               determine the number of Tokens to be covered by each of the Options, the time or times at which Options shall be granted and exercisable and terminate, the exercise price for Tokens subject to the Options, whether such Options shall be Incentive Token Options or Non-Incentive Token Options, and the other terms and provisions of each Option Agreement (which need not be identical, and, for the avoidance of doubt, the Committee is fully authorized to draft the terms of each Option Agreement as it sees fit, in its sole and absolute discretion, with regard to each individual Participant) and to modify the form of Option Agreement attached as Exhibit A;

                                (c)               interpret the Plan provisions;

                                (d)               terminate the Plan;

                                (e)               adopt, amend, and rescind rules and regulations relating to the Plan and the functioning of the Committee and advise the Board with regard to Plan amendment pursuant to Section 9.9;

3

                                (f)               determine the Fair Market Value of Tokens;

                                (g)               accelerate the vesting of Options;

                                (h)               retain external professionals to advise on Plan administration and rely on the employees of the Company for such clerical and record-keeping duties as may be necessary or desirable in connection with the administration of the Plan; and

                                (i)                make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

                2.2.          Absolute Discretion.  All questions of interpretation and application of the Plan or any Option Agreement or pertaining to any Option granted hereunder shall be subject to the determination by a majority of the members of the Committee acting with sole and absolute discretion.

                2.3.          No Liability for Good Faith Determinations.  No member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option, and members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys’ fees, and the costs of settling any suit if such settlement is approved by independent legal counsel selected by the Company), and amounts paid in satisfaction of a judgment (except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.  This right to indemnification shall be in addition to, and not a limitation on, any other indemnification rights any member of the Committee may have.

                2.4.          No Liability of Company.  The Company assumes no obligation or responsibility to any Participant for any act of, or failure to act on the part of, the Committee.

ARTICLE 3
ELIGIBILITY OF PARTICIPANTS

                3.1.          Participants.  An Option may be granted pursuant to the Plan only to a Person who is an Eligible Individual at the Date of Grant of such Option.

                3.2.          Factors in Determination.  In making any determination as to whether a Person is an Eligible Individual, as to whether an Eligible Individual will be granted an Option, and as to the number of Tokens to be covered by such Option, the Committee shall take into account the duties of such Person, the present and potential contributions of such Person to the growth and success of the Company, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.  The Committee shall not be precluded from approving the grant of an Option to any Eligible Individual solely because such Person may previously have been granted an Option under the Plan.

4

ARTICLE 4
TOKENS SUBJECT TO PLAN

                4.1.          Tokens.  At no time shall the number of Tokens subject to outstanding Options be greater than the Issuable Number.  The Company shall cause the Issuable Number of Tokens to be reserved for issuance or delivery under the Plan at all times the Plan is in effect.

                4.2.          Expiration or Cancellation of Options; Tendered Tokens.  Should any Option expire or be canceled without being fully exercised, the number of Tokens with respect to which such Option shall not have been exercised prior to its expiration or cancellation will again be available for the granting of Options pursuant to the provisions hereof.  Furthermore, if the exercise price of any Option granted under the Plan is satisfied by tendering Tokens (by either actual delivery or by attestation), only the number of Tokens issued net of the Tokens tendered shall be deemed delivered for purposes of determining the Issuable Number; provided, however, that any increase in the Issuable Number resulting from the application of this sentence shall be reserved for issuance of Tokens in satisfaction of Non-Incentive Token Options only.

                4.3.          Description of Tokens.  The Tokens to be delivered under the Plan shall be made available from (a) authorized but unissued Tokens, (b) Tokens held in the treasury of the Company, or (c) previously issued Tokens reacquired by the Company, including Tokens purchased on the open market, as the Board or the Committee may, in each situation, determine from time to time in its sole and absolute discretion.

ARTICLE 5
GRANT OF OPTIONS

                5.1.          Decision of Committee.  From time to time the Committee shall, in its sole and absolute discretion but subject to all of the provisions of the Plan, determine which Eligible Individuals will be granted Options, the number of Tokens subject to Options, and the terms and conditions of the Options, including whether the Options will be Incentive Token Options or Non-Incentive Token Options.  The terms and conditions of an Option need not be the same for any other Option.

                5.2.          Date of Grant.  The date of the particular Option Agreement shall be the date on which the Option is deemed granted (“Date of Grant”).  In no event shall a Participant gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Option and the actual acceptance of the offer of the Option and execution of the Option Agreement by the Company and the Participant.

                5.3.          Acceptance of Grant.  Each Eligible Individual granted an Option pursuant to Section 5.1 shall have an opportunity to accept or reject the grant of the Option.  Execution and delivery of an Option Agreement relating to an Option shall qualify as such written acceptance.  Each Eligible Individual who indicates a desire to accept the grant of the Option offered to him or her must enter into an Option Agreement pursuant to Section 6.1 hereof as a condition to such acceptance.

                5.4.          Limitation of Time of Grant.  In no event shall any Incentive Token Option be granted hereunder after the date that is 54 months after the earlier of (a) the date the Plan is adopted by the Board and (b) the date the Plan is approved by the shareholders of the Company pursuant to Section 9.1.

5

                5.5.          Limitation on Incentive Token Options.  Notwithstanding any other provision contained herein to the contrary, no Incentive Token Option shall be granted to an Eligible Individual under the Plan to the extent it, would relate to Tokens that, in the calendar year they first become purchasable, have a Fair Market Value, at the Date of the Grant, in excess of $100,000.  Notwithstanding the above, to the extent that the $100,000 limit is exceeded, the Option shall automatically be deemed to be a Non-Incentive Token Option. For the avoidance of doubt, in the calculation of such $100,000 limit, any amount of compensation such Eligible Individual may have received under any stock option plan offered by the Company will not be taken into account.

                5.6.          Limitation on Recipients of Grant.  Notwithstanding any other provision contained herein to the contrary, in no event shall any Eligible Individual owning directly or indirectly (pursuant to Code Section 424) more than 10% of the total combined voting power of the Company (a “10% Holder”) be granted an Incentive Token Option hereunder unless (a) the exercise price is at least 110% of the Fair Market Value of the Tokens at the Date of Grant of the Option and (b) the term of the Option does not exceed four (4) years from the Date of Grant.  Notwithstanding any other provision contained herein to the contrary, in no event shall any Incentive Token Option (or an incentive Token option under any other plan of the Company) be granted to any Eligible Individual unless such Eligible Individual is a Key Employee of the Company.

ARTICLE 6
TERMS AND CONDITIONS OF OPTIONS

                6.1.          Option Agreement.  Each Option granted under the Plan shall be evidenced by an Option Agreement, setting forth the terms and conditions of the Options, consistent with the provisions of the Plan.  The Option Agreement shall identify the Option granted as either an Incentive Token Option or a Non-Incentive Token Option.

                6.2.          Number of Tokens; Section 83(b) Election.  Each Option Agreement shall specify the number of Tokens subject to each Option. In the relevant Option Agreement, the Participant may elect, pursuant to Section 83(b) of the Code, to include in such Participant’s gross income, as compensation for services, the excess (if any) of the Fair Market Value of the Tokens granted to such Participant over the amount paid for those Tokens.

                6.3.          Exercise Price.  The exercise price for each Token purchased under any Option shall be specified in the Option Agreement relating to such Option, which shall not be less than the par value of a Token and, in the case of an Incentive Token Option, shall also not be less than 100% of the Fair Market Value of a Token on the Date of Grant.

                6.4.          Payment of Exercise Price.  Payment of the exercise price for Tokens purchased under the Plan shall be made upon the exercise of an Option and may be paid to the Company:

                                (a)                in cash (including check, bank draft, or money order);

                                (b)               at the discretion of the Committee, or if the Option Agreement so provides, by the delivery of Tokens of the Company owned by the Participant (including Tokens received upon exercise of such Option) that have a Fair Market Value on the date of exercise equal to the aggregate exercise price;

6

                                (c)                at the discretion of the Committee, or if the Option Agreement so provides, by a combination of the foregoing; or

                                (d)               by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Tokens being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”).

                6.5.          Vesting.  If the relevant Option Agreement does not specify a Vesting Schedule but (assuming no event of the type described in Article VII that would shorten or extend such term occurs during such term) has a term of four (4) years from the Date of Grant, the Option shall become exercisable with respect to cumulative quantities of (i) up to 25% of the Tokens subject thereto on the first anniversary of the Date of Grant and (ii) up to an additional 2.083% of the Tokens subject thereto on the corresponding day of each of the succeeding 36 months thereafter (in each case, subject to adjustment as contemplated by Article VII).

                6.6.          Modification, Extension, and Renewal of Options.  Subject to the terms and conditions of and within the limitations of the Plan and any consent required by the last two sentences of this Section, the Committee may (a) modify, extend, or renew outstanding Options, (b) accept the surrender of outstanding Options (to the extent not previously exercised) and authorize the granting of new Options (including those with a higher or lower exercise price) in substitution for outstanding Options (to the extent not previously exercised), and (c) amend the terms of an Incentive Token Option at any time to include provisions that have the effect of changing the Incentive Token Option to a Non-incentive Token Option.  Nevertheless, without the consent of the Participant, the Committee may not modify any outstanding Option so as to specify a higher or lower exercise price or accept the surrender of outstanding Incentive Token Options and authorize the granting of new Options in substitution therefor specifying a higher or lower exercise price.  In addition, no modification of an Option shall, without the consent of the Participant, alter or impair any rights or obligations under any Option theretofore granted hereunder to such Participant except, with respect to Incentive Token Options, as may be necessary to satisfy the requirements of Section 422 of the Code.

                6.7.          Exercise of Options Generally.  An Option may be exercised only by written notice of exercise delivered to the Company during the term of the Option, which notice shall (a) state the number of Tokens with respect to which the Option is being exercised, (b) be signed by the Participant (or, if the Participant is dead or Disabled, by the Person, if any, authorized to exercise the Option pursuant to the Plan and, if signed by a Person other than the Participant, be accompanied by or contain satisfactory evidence of such Person’s right to exercise the Option), (c) be accompanied by payment of the appropriate exercise price and by payment in full of all the applicable taxes required to be withheld with respect to such exercise, (d) state the Social Security number of the Participant or other Person exercising the Option as contemplated by clause (b) above, and (e) include or be accompanied by such other information, instruments, agreements, and documents required to satisfy any other condition to exercise specified in the Plan (including but not limited to those contained in Section 6.9, 6.10, and 6.15) or the Option Agreement.  Unless otherwise consented to by the Committee, an Option shall not be deemed exercised until the requirements of this Section are completely fulfilled.

7

                6.8.          Certain Conditions to Exercise and Delivery of Tokens.  Nothing herein or in any Option or any Option Agreement shall require the Company to issue or deliver any Tokens if that issuance or delivery would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, in each case, as then in effect.  The Company may, as a condition precedent to the exercise of an Option, require from the Participant (or in the event of the death or Disability of the Participant, the Participant’s legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the Participant’s (or such other Person’s) intentions with regard to the retention or disposition of the Tokens being acquired and such written covenants and agreements, if any, as to the manner of disposal of such Tokens as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that Participant (or in the event of the death or Disability of the Participant, the Participant’s legal representatives, heirs, legatees, or distributees), will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, in each case, as then in effect.

                6.9.          Additional Restrictions on Exercise.  The exercise of each Option granted under the Plan shall be subject to the condition that if at any time the Company or the Committee shall determine, in its sole and absolute discretion, that (a) the satisfaction of withholding taxes or other withholding liabilities, (b) the listing, registration, or qualification of any Tokens otherwise deliverable upon such exercise on any securities exchange or under any state or federal law, or (c) the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Tokens thereunder, then in any such event such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained without any conditions not acceptable to the Company.

                6.10.        Non-transferability of Options.  Unless the relevant Option Agreement with respect to a Non-Incentive Token Option expressly provides greater or lesser rights to the Participant or the relevant Option Agreement with respect to an Incentive Token Option expressly provides lesser rights to the Participant, no Option shall be transferable by a Participant other than by will or the laws of descent and distribution or, in the case of a Non-Incentive Token Option, a qualified domestic relations order; provided, however, that the Board of Directors or the Committee, as applicable, in its discretion, may allow for transferability of non-qualified Token options by the Participant.  Following any such transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.

8

                6.11.        Restrictions on Transfer of Tokens; Rights to Acquire from Participant.  Each Option Agreement may provide for (a) restrictions on the transferability of Tokens acquired pursuant to an Option or otherwise and (b) options and rights of first refusal with respect to any or all of such Tokens in favor of the Company and/or any or all of its shareholders that, in each instance, the Committee in its sole and absolute discretion may deem proper or advisable. To the extent that Participant (or other Person exercising the Option) has not already done so, the Participant (or other Person exercising the Option) will be deemed to have executed a counterpart thereof as of the date of exercise.  The Committee may require, as a condition to the exercise of an Option, the Participant and his or her spouse (or other Person exercising the Option) to execute and deliver an agreement confirming the existence and enforceability of any such restrictions on the transferability of the Tokens to be acquired upon exercise of such Option and otherwise evidencing their express agreement to be bound thereby.  The failure to obtain any such confirmation and agreement shall not have any effect on the existence or enforceability of the restrictions on transferability applicable to such Tokens.

                6.12.        No Rights as Shareholder.  The holder of an Option, or the Tokens issued upon exercise of the Option, shall not have any of the rights of a shareholder or debt holder, or any category of creditor of, the Company.

ARTICLE 7
TERMINATION OF OPTIONS

                7.1.          Term of Options.  Unless the relevant Option Agreement expressly provides a different term, the term of each Option shall be from the Date of Grant until the date that is four (4) years after such Date of Grant; provided, however, that no Option Agreement relating to an Incentive Token Option shall permit such Incentive Token Option to be exercisable later than fifty four (54) months from the Date of Grant.

                7.2.          Termination Before Option Becomes Exercisable.

                                (a)                Unless the relevant Option Agreement with respect to a Non-Incentive Token Option expressly provides greater or lesser rights to the Employee-Participant or the relevant Option Agreement with respect to an Incentive Token Option expressly provides lesser rights to the Employee-Participant, if an Employee-Participant ceases to be an employee of the Company for any reason whatsoever before the date that an Option shall first have become exercisable by the Employee-Participant, the Option and all rights of the Employee-Participant to exercise the Option shall terminate, lapse, and be forfeited at the time of such termination of employment.

                                (b)               Unless the relevant Option Agreement with respect to a Non-Incentive Token Option expressly provides greater or lesser rights to the Participant (other than an Employee-Participant) or the relevant Option Agreement with respect to an Incentive Token Option expressly provides lesser rights to the Participant (other than an Employee-Participant), if the Participant ceases to serve the Company in the capacity in which the Participant was serving at the time the Option was granted for any reason whatsoever before the date an Option shall first have become exercisable by the Participant , the Option and all rights of the Participant to exercise the Option shall terminate, lapse, and be forfeited at the time the Participant ceases to so serve the Company.

9

                7.3.          Discharge or Resignation.

                                (c)                Unless the relevant Option Agreement with respect to a Non-Incentive Token Option expressly provides greater or lesser rights to the Employee-Participant or the relevant Option Agreement with respect to an Incentive Token Option expressly provides lesser rights to the Employee-Participant, if an Employee-Participant ceases to be an employee of the Company for any reason other than death or Disability, the Employee-Participant shall have the right to exercise an Option, but only to the extent exercisable on the date of such cessation of employment, at any time within three months after such cessation of employment; provided, however, that if the Employee-Participant shall die within three months after such date of cessation of employment without having exercised the Option, the personal representatives, heirs, legatees, or distributees of the Employee-Participant, as appropriate, shall have the right, up to one year from such date of cessation of employment (or such lesser period as is contemplated by Section 7.6 or 7.7, if applicable), to exercise any such Option to the extent that the Option was exercisable prior to the Employee-Participant’s death and had not been so exercised.  The Option and all rights of the Employee-Participant to exercise the Option shall terminate, lapse, and be forfeited on the date of such cessation of employment to the extent the Option is not exercisable on such date.

                                (d)               Unless the relevant Option Agreement with respect to a Non-Incentive Token Option expressly provides greater or lesser rights to the Participant (other than an Employee-Participant) or the relevant Option Agreement with respect to an Incentive Token Option expressly provides lesser rights to the Participant (other than an Employee-Participant), if the Participant ceases to serve the Company in the capacity in which the Participant was serving at the time the Option was granted for any reason other than death, the Participant shall have the right to exercise an Option, but only to the extent exercisable.

                7.4.          Death.  Unless the relevant Option Agreement with respect to a Non-Incentive Token Option expressly provides greater or lesser rights to the Participant or the relevant Option Agreement with respect to an Incentive Token Option expressly provides lesser rights to the Participant, upon the death of a Participant, the personal representatives, heirs, legatees, or distributees of the Participant, as appropriate, shall have the right up to one year from the date of the Participant’s death (or such lesser period as is contemplated by Section 7.6 or 7.7, if applicable) to exercise any Option, but only to the extent that the Option was exercisable at the date of the Participant’s death and had not been so exercised.  The Option and all rights of the Participant to exercise the Option shall terminate, lapse, and be forfeited on the date of such death to the extent the Option is not exercisable on such date.

                7.5.          Disability.  Unless the relevant Option Agreement with respect to a Non-Incentive Token Option expressly provides greater or lesser rights to the Employee-Participant or the relevant Option Agreement with respect to an Incentive Token Option expressly provides lesser rights to the Employee-Participant, if an Employee-Participant ceases to be an employee of the Company due to such Employee-Participant’s Disability, as determined solely and exclusively by the Committee, the Employee-Participant shall have the right to exercise an Option, but only to the extent exercisable on the date of termination of employment, at any time within one year after such termination of employment (or such lesser period as is contemplated by Section 7.6 or 7.7, if applicable).  The Option and all rights of the Participant to exercise the Option shall terminate, lapse, and be forfeited on the date of such termination of employment to the extent the Option is not exercisable on such date.

10

                7.6.          Limitations on Exercise.  Despite the provisions of Sections 7.4 and 7.5, no Incentive Token Option shall be exercisable under any condition after the expiration of fifty four (54) months from the Date of Grant.  In addition, the provisions of Sections 7.4 and 7.5, shall be subject to the provisions of Section 9.7.

                7.7.          Forfeiture.  Each Option Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Tokens acquired pursuant to an Option or otherwise.  The conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Participant render substantial services to the Company for a specified period of time.

                7.8.          Compliance with Securities Law. The grant of Options and the issuance of Tokens upon exercise of Options shall be subject to compliance with all applicable requirements of federal, state and foreign securities laws. Options may not be exercised if the issuance of Tokens upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other laws or regulations or the requirements of any exchange, national or otherwise or market system upon which the Tokens may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise be in effect with respect to the Tokens issuable upon such exercise or (b) in the opinion of legal counsel to the Company, the Tokens issuable upon exercise may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to lawfully issue and sell any Tokens hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Tokens. As a condition to the exercise of any Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

ARTICLE 8
CERTAIN TAX MATTERS

                8.1.          Withholding.  The amount, as determined by the Committee, of any federal, state, or local tax required to be withheld by the Company due to the exercise of a Non-Incentive Token Option shall be satisfied (a) by payment by the Participant to the Company of the amount of such withholding obligation in cash, (b) through the retention by the Company of a number of Tokens out of the Tokens being purchased through the exercise of the Option having, at the date of withholding, a Fair Market Value equal to the amount of the withholding obligation, (c) through delivery by the Participant of Tokens that have Fair Market Value at the date of withholding equal to the amount of the withholding, or (d) any combination of the foregoing.  The Committee shall determine the time and must consent to the manner in which a Participant shall satisfy a withholding obligation.  The cash payment or cash equal to the Fair Market Value of the Tokens so withheld, as the case may be, shall be remitted by the Company to the appropriate taxing authorities.

11

                8.2.          Disqualifying Disposition.  A Participant who makes a disqualifying disposition (within the meaning of Section 422 of the Code) of Tokens acquired through the exercise of an Incentive Token Option shall notify the Company of such disposition and the amount realized upon such disposition.  The Company shall have the right to require payment from the Participant to cover any federal, state, or local tax required to be withheld by the Company in the event of the disqualifying disposition of such Tokens.  If a Participant fails to give the Company notice of the disqualifying disposition and/or fails to make a payment of the applicable withholding taxes and the Company incurs any penalties or becomes liable for any interest under the Code for failure to withhold on wages, the Participant shall immediately reimburse the Company for the amount of such penalties and interest and shall pay the Company reasonable attorneys’ fees if the Company resorts to legal action to enforce its rights under this sentence.

                8.3.          Section 409A of the Code. To the extent that the Committee determines that any Option granted under the Plan is subject to Section 409A of the Code, the Option Agreement evidencing such Option shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Option Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Option may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option , or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

                8.4.          Federal Excise Tax under Section 4999 of the Code.

                                (a)                Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an Option and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may, to the extent permitted by applicable law, elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under the Option in order to avoid such characterization.

                                (b)               Determination by Independent Accountants. To aid the Participant in making any election called for under Section 8.4(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 8.4(a), the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits that would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 8.4(b).

12

ARTICLE 9
MISCELLANEOUS

                9.1.          Effective Date.  The Plan was adopted by the Board and shall be effective as of August 27, 2019 (the “Effective Date”). The Plan will be submitted for the approval of the Company’s shareholders within twelve (12) months of the date of the Board’s initial adoption of the Plan. Options requiring shareholder approval may be granted prior to such shareholder approval, provided that, such Options shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Tokens shall be issued pursuant thereto prior to the time when the Plan is approved by the shareholders, and provided further that, if such approval has not been obtained at the end of said twelve (12) month period, all Options that require shareholder approval and were previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

                9.2.          Termination of Plan.  The Board or the Committee may terminate the Plan at any time.  However, termination of the Plan shall not affect any Options previously granted hereunder; such Options shall remain in effect until they have been terminated or exercised, all in accordance with their terms, unless such termination is necessary to comply with any applicable law, regulation or rule.

                9.3.          Furnish Information.  Each Participant shall furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

                9.4.          Remedies.  The Company shall be entitled to recover from a Participant reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Option Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

                9.5.          Information Confidential.  As partial consideration for the granting of each Option hereunder, the Participant agrees with the Company to keep confidential all information and knowledge that the Participant has relating to the manner and amount of the Participant’s participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.  In the event any breach of this promise comes to the attention of the Committee, it shall take into consideration that breach in determining whether to recommend the grant of any future Option to that Person as a factor militating against the advisability of granting any such future Option to that Person.

13

                9.6.          Dissolution or Liquidation.  In the event of the dissolution or liquidation of the Company, the Committee in its sole and absolute discretion, may (a) declare any or all outstanding Options to be immediately exercisable, (b) pay cash to any or all Participants in exchange for the cancellation of their Options at a price determined by the Committee to be the fair value thereof, or (c) permit the Participant to elect the manner in which the Option shall be treated upon the liquidation or dissolution of the Company.

                9.7.          Adjustments for Pooling of Interests Accounting.  Notwithstanding any other provision of the Plan or any Option Agreement, if the Company enters into a transaction that is intended to be accounted for using the pooling of interests method of accounting, but it is determined by the Board that any Option or any aspect thereof could reasonably be expected to preclude such treatment, then the Board may modify (to the minimum extent required) or revoke (if necessary) the Option or any of the provisions thereof to the extent that the Board determines that such modification or revocation is necessary to enable the transaction to be subject to the pooling of interests method of accounting.

                9.8.          Amendment.  The Board may, by resolution, amend the Plan at any time; provided, however, that, subject to the provisions of Section 9.7, and 9.8 the Board may not, without approval by the holders of a majority of the outstanding shares of common stock of the Company, (a) increase the Maximum Number, (b) reduce the exercise price with respect to an Option granted hereunder, contrary to the provisions of the Plan as hereinabove set forth, (c) change the class of employees eligible to participate in the Plan, or (d) otherwise materially increase the benefits accruing to Participants under the Plan or materially modify the requirements with respect to eligibility for participation in the Plan.  The Board may not, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan except as authorized herein.

                9.9.          Automatic Amendment for Requirements of and Changes in Code.  The Plan, to the extent it relates to Incentive Token Options, and each Option Agreement that relates to Incentive Token Options shall automatically be amended to contain any and all of the restrictions and limitations required, by Section 422 of the Code and the regulations promulgated thereunder, to be contained in the Plan and/or such Option Agreement, as appropriate.  The Plan and each Option Agreement that relates to Incentive Token Options shall automatically be amended to eliminate any and all of the restrictions and limitations set forth in the Plan or any Option Agreement with respect to Incentive Token Options if and to the extent that Section 422 of the Code and the regulations promulgated thereunder do not require such restrictions and limitations and either permit or do not prohibit such automatic amendments.

                9.10.        Non-guarantee of Employment.  Nothing in the Plan shall confer upon a Participant any right to continue in the employ of, or to continue to perform services for the Company or interfere in any way with the right of The Company to terminate the Participant’s employment or other relationship with the Company at any time.

14

                9.11.        Severability.  If any provision of the Plan is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of the Plan; the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from the Plan.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of the Plan a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.  With respect to Incentive Token Options, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, however, that, to the extent any Option that is intended to qualify as an Incentive Token Option cannot so qualify, that Option (to that extent) shall be deemed a Non-Incentive Token Option for all purposes of the Plan.

                9.12.        Rule 16b-3.  With respect to Participants subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated thereunder, and with respect to such Participants all transactions shall be subject to such conditions regardless of whether they are expressly set forth in the Plan or any Option Agreement. In particular, to the extent that any Participant in the Plan is an “insider”, as defined in Rule 16b-3, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the applicable requirements, if any, of Rule 16b-3. To the extent any provision of the Plan fails to so comply, the Plan shall automatically be amended to contain any and all of the restrictions and limitations required by Rule 16b-3.  To the extent any action by the Committee fails to so comply, such action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

                9.13.        Effect of Plans on Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company. Nothing in the Plan shall be construed to limit the right of the Company: (a) to establish any other forms of incentives or compensation for employees, directors or consultants of the Company, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, Token or assets of any corporation, partnership, limited liability company, firm or association.

                9.14.        Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of New York without regard to conflicts of laws thereof.

                9.15.        Expenses.  Any expenses of administering the Plan shall be borne by the Company.

                9.16.        Construction.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.  The section headings contained in the Plan are for reference purposes only and shall not in any way affect the meaning or interpretation of the Plan.

                9.17.        Notice.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid to the address specified by the person who is to receive the same in the relevant Option Agreement.

15

                Unless otherwise provided in an Option Agreement, each such notice, request, demand, or other communication hereunder shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile-machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made).  Unless otherwise provided in an Option Agreement, any notice, request, demand, or other communication given otherwise than in accordance with this Section shall be deemed to have been given on the date actually received.  Unless otherwise provided in an Option Agreement, any party may change its address for purposes of this Section by giving written notice of such change to all other persons who may be required or permitted to give any notice, request, demand, or other communication hereunder in the manner hereinabove provided.  Any Person entitled to any notice, request, demand, or other communication hereunder may waive the notice, request, demand, or other communication.

                9.18.        Calculation of Time.  In determining the time within which an event or action is to take place for purposes of the Plan, no fraction of a day shall be considered, and any act, the performance of which would fall on a day that is not a Business Day, may be performed on the following Business Day.

                9.19.        Successors.  The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and on the Participants and their respective heirs, executors, administrators, and legal representatives to the extent set forth in the Plan.

[Remainder of Page Intentionally Blank]

16

EXHIBIT “A”

TOKEN OPTION AGREEMENT

                This Token Option Agreement (this “Option Agreement”) is made and entered into by and between Prometheum, Inc., (the “Company”), and [•] (the “Participant”), as of the effective date of this Option Agreement specified on Schedule I hereof (the “Date of Grant”), pursuant to the Prometheum, Inc. 2019 Token Option Plan adopted effective August 27, 2019 (as the same may have been or hereafter be amended from time to time, the “Plan”).  Terms used herein with their initial letters capitalized that are defined in the Plan shall have the meaning given them in the Plan unless otherwise defined herein or the context hereof otherwise requires.

RECITALS:

                A.            The Company has adopted the Plan to strengthen the ability of the Company to encourage ownership of the Company by certain employees of the Company and its Subsidiaries, to provide additional incentive for them to remain in the employ of the Company and its Subsidiaries, and to promote the growth and success of the Company and its Subsidiaries.

                B.             The Committee that administers the Plan believes that the granting of the Token option herein described to Participant is consistent with the stated purposes for which the Plan was adopted.

                NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the Company and Participant agree as follows:

AGREEMENTS:

                1.             Plan Controls.  The terms of this Option Agreement are governed by the terms of the Plan.  Participant hereby acknowledges receipt of a copy of the Plan, as amended through the date hereof.  The Company hereby agrees to furnish to Participant a copy of the Plan, as amended through the date of request therefor, without charge, on request to the Company at the address to which notices are to be sent to the Company.  In the case of any inconsistency between the terms of this Option Agreement and the terms of the Plan, the terms of the Plan shall govern.

                2.             Grant of Option.  The Company hereby grants to Participant the right and option (the “Option”) to purchase an aggregate number of Tokens set forth on Schedule I hereof beside the caption “Number of Optioned Tokens” (such number being subject to adjustment as provided in Section 9.6 of the Plan) (the Optioned Tokens”) on the terms and conditions herein set forth.  If designated on Schedule I hereof as an Incentive Token Option, this Option is intended to qualify as an “incentive stock option” or “incentive option” as defined in Section 422 of the Code, and this Option Agreement shall be interpreted accordingly.  By execution of this Option Agreement, the Participant accepts the grant of the Option.

A-1

                3.             Exercise Price.  The price at which Participant shall be entitled to purchase the Optioned Tokens shall be the dollar amount per token set forth on Schedule I hereof beside the caption “Exercise Price”. The exercise price shall be paid with (a) cash (including check, bank draft, or money order); (b) if the use of Tokens or shares of Common Stock is permitted according to Schedule I hereof or otherwise permitted by the Committee in writing, Tokens or shares of Common Stock owned by Participant; or (c) any combination of the foregoing. To make an election under Code Section 83(b) pursuant to Section 6.2 of the Plan, the Participant may complete the Section 83(b) Election attached as Schedule II hereto.

                4.             Option Period.  The Option hereby granted shall be and remain in force and effect during the “Option Period.” The Option Period begins on the Date of Grant and terminates on the date that is fifty four (54) months after the Date of Grant (or, if a different date is shown on Schedule I hereof beside the caption “Termination Date”, such date); subject, however to earlier termination as provided by the provisions of Article VII of the Plan and this Option Agreement (it being understood that this Option Agreement contains no express provision that would provide any of the greater or lesser rights that Article VII of the Plan permits to be provided in an Option Agreement except to the extent any variation therefrom is specifically set forth in the language beside the caption “Greater or Lesser Article VII Rights” on Schedule I hereof) (the date of any such termination being called herein the “Expiration Date”).

                5.             Vesting Schedule.  The Option may be exercised, in whole or in part, from and after the following dates and prior to the Expiration Date.  Except only as specifically provided elsewhere herein or in the Plan, this Option shall be exercisable with respect to cumulative quantities of (i) up to 25% of the Tokens subject thereto on the first anniversary of the Date of Grant and (ii) up to an additional 2.083% of the Tokens subject thereto on the corresponding day of each of the succeeding 36 months thereafter (in each case, subject to adjustment as contemplated by Article VII of the Plan).

                6.             Non-transferability of Options.  Transfers of the Option are restricted as set forth in the Plan except to the extent, if any, transfers are expressly permitted in the language appearing beside the caption “Expanded Rights to Transfer Option” on Schedule I hereof.  The Participant agrees to comply with such restrictions.

                7.             Non-transferability of, and Right to Acquire, Tokens.  Except to the extent, if any, the language appearing beside the caption “Modifications to Transfer/Repurchase Provisions” on Schedule I hereof modifies the provisions thereof, the Token Transfer/Repurchase Provisions, which are attached to the Plan as Exhibit A, govern transfers of the Tokens acquired upon exercise of the Option and grant certain Persons the right to buy such Tokens under certain circumstances.  The Participant agrees to comply with the Token Transfer/Repurchase Provisions (if and as modified).

                8.             Information Confidential.  As partial consideration for the granting of the Option, the Participant agrees with the Company to keep confidential all information and knowledge that the Participant has relating to the manner and amount of the Participant’s participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, the Participant’s tax and financial advisors, or financial institutions to the extent that such information is necessary to secure a loan.

A-2

                9.             Administration.  This Option Agreement is subject to the terms and conditions of the Plan.  The Plan will be administered by the Committee in accordance with its terms.  The Committee has sole and absolute discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect to the Plan and to this Option Agreement shall be final and binding upon Participant and the Company.  In the event of any conflict between the terms and conditions of this Option Agreement and the Plan, the provisions of the Plan shall control.

                10.           Continuation of Employment.  This Option Agreement shall not be construed to confer upon Participant any right to continue in the employ of the Company or any of its Subsidiaries and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the employment of Participant at any time.

                11.           Notice.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid to the address specified by the person who is to receive the same.

                Each such notice, request, demand, or other communication hereunder shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile-machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Paragraph, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made).  Any notice, request, demand, or other communication given otherwise than in accordance with this Paragraph shall be deemed to have been given on the date actually received.  Either party to this Option Agreement may change its address for purposes of this Paragraph by giving written notice of such change to the other party in the manner herein above provided.  Any person entitled to any notice, request, demand, or other communication hereunder may waive the notice, request, demand, or other communication.  Until changed in accordance herewith, the Company and Participant specify their respective addresses as those set forth below their signatures at the end of this Option Agreement.

                12.           Paragraph Headings.  The Paragraph headings contained in this Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option Agreement.

                13.           Governing Law and Venue. This Option Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Option Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

A-3

                14.           Attorney’s Fees.  If any action is brought to enforce or interpret the terms of this Option Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

                15.           Counterparts.  This Option Agreement may be executed in any number of counterparts and shall be effective when each party hereto has executed at least one counterpart, with the same effect as if all signing parties had signed the same document.  All counterparts will be construed together and evidence only one agreement, which, notwithstanding the actual date of execution of any counterpart, shall be deemed to be dated the day and year first written above.  In making proof of this Option Agreement, it shall not be necessary to account for a counterpart executed by any party other than the party against whom enforcement is sought or to account for more than one counterpart executed by the party against whom enforcement is sought.

                16.           Execution by Facsimile.  The manual signature of any party hereto that is transmitted to any other party by facsimile shall be deemed for all purposes to be an original signature.

[THIS SPACE LEFT BLANK INTENTIONALLY]

A-4

Executed on the date or dates indicated below, to be effective as of [•], 20[•].

Prometheum, Inc.

By:
Name:
Title:

Date:

Address:	120 Wall Street, Floor 25
New York, NY 10005

Participant:

Name:

Date:

Address:

A-5

SCHEDULE I

DATE OF GRANT:	[•]

TYPE OF OPTION:	Incentive Token Option [_____]

Nonqualified Token Option [ ]

NUMBER OF OPTIONED TOKENS:	[_______]

EXERCISE PRICE:	$[._____]

TERMINATION DATE:	[•]

PERMISSION TO PAY WITH TOKENS:	Granted Denied

EXPANDED RIGHTS TO TRANSFER OPTION:	Granted Denied

GREATER OR LESSER ARTICLE 7 RIGHTS:	[None]

Schedule I

SCHEDULE II

Section 83(b) Election

Reference is made to that certain Prometheum, Inc. 2019 Token Option Plan, dated August 27, 2019 (the “Plan”) pursuant to which Tokens (as defined therein) have been granted to the tax payer referenced below.

The undersigned taxpayer hereby elects, pursuant to § 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the Tokens described below over the amount paid for those shares.

1.	The name, taxpayer identification number, address of the undersigned, and the taxable year for which this election is being made are:

TAXPAYER’S NAME: _____________________________________________

TAXPAYER’S SOCIAL SECURITY NUMBER: __________________________

ADDRESS: ______________________________________________________

TAXABLE YEAR: Calendar Year 20__

2.	The property which is the subject of this election is __________ Tokens (as defined above) of Prometheum, Inc.
3.	The property was transferred to the undersigned on ___ __ ____.
4.	The property is subject to the following restrictions: The restrictions set forth in Section 6.14 of the Plan.
5.	The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in § 1.83- 3(h) of the Income Tax Regulations) is: $_______ per Token x ________ Tokens = $___________.
6.	For the property transferred, the undersigned paid $______ per Token x _________ Tokens = $______________.
7.	The amount to include in gross income is $______________. [The result of the amount reported in Item 5 minus the amount reported in Item 6.]

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the property is transferred. The undersigned is the person performing the services in connection with which the property was transferred.

Dated: ___________________________ Taxpayer: ___________________________

Schedule II